                                                                     Exhibit 2.2


                            ASSET PURCHASE AGREEMENT


                                      AMONG


                            DCI/DWC ACQUISITION CORP.

                                     (BUYER)

                                       AND

                              DANVID COMPANY, INC.

                                       AND

                              DANVID WINDOW COMPANY

                                    (SELLERS)



                                NOVEMBER 10, 1997

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

1.       Definitions........................................................  1

2.       Purchase and Sale of Danvid and DWC Assets.........................  7
         (a)      Basic Transaction.........................................  7
         (b)      Purchase Price............................................  7
         (c)      The Closing, Pre-Closing.................................. 11
         (d)      Deliveries at the Closing................................. 11

3.       Representations and Warranties Concerning the Transaction.......... 11
         (a)      Representations and Warranties of the Sellers............. 11
         (b)      Representations and Warranties of the Buyer............... 13

4.       Representations and Warranties Concerning Danvid and DWC........... 14
         (a)      Organization, Qualification, and Corporate Power.......... 14
         (b)      Capitalization............................................ 14
         (c)      Noncontravention.......................................... 15
         (d)      Brokers' Fees............................................. 15
         (e)      Title to Assets........................................... 15
         (f)      Subsidiaries.............................................. 16
         (g)      Financial Statements...................................... 16
         (h)      Events Subsequent to Most Recent Fiscal Year End.......... 16
         (i)      Undisclosed Liabilities................................... 18
         (j)      Legal Compliance.......................................... 18
         (k)      Tax Matters............................................... 18
         (l)      Real Property............................................. 20
         (m)      Intellectual Property..................................... 20
         (n)      Tangible Assets........................................... 21
         (o)      Inventory................................................. 22
         (p)      Contracts................................................. 22
         (q)      Notes and Accounts Receivable............................. 23
         (r)      Powers of Attorney........................................ 24
         (s)      Insurance................................................. 24
         (t)      Litigation................................................ 24
         (u)      Product Warranty.......................................... 25
         (v)      Product Liability......................................... 25
         (w)      Employees................................................. 25
         (x)      Employee Benefits......................................... 25
         (y)      Guaranties................................................ 25
         (z)      Environment, Health, and Safety........................... 25
         (aa)     Certain Business Relationships with Danvid................ 26
         (ab)     Disclosure................................................ 26
         (ac)     Schedules................................................. 26

5.       Pre-Closing Covenants.............................................. 26
         (a)      General................................................... 26
         (b)      Notices and Consents...................................... 26
         (c)      Operation of Business..................................... 27
         (d)      Preservation of Business.................................. 27
         (e)      Full Access............................................... 27
         (f)      Notice of Developments.................................... 27
         (g)      Exclusivity............................................... 27

6.       Incidental Transactions and Post-Closing Covenants................. 28
         (a)      General................................................... 28
         (b)      Litigation Support........................................ 28
         (c)      Transition................................................ 28
         (d)      Confidentiality........................................... 29
         (e)      Covenant Not to Compete................................... 29
         (f)      Sellers' Cessation of Business............................ 30
         (g)      Nature of Transactions, Payments to Creditors............. 30

7.       Conditions to Obligation to Close.................................. 31
         (a)      Conditions to Obligation of the Buyer..................... 31
         (b)      Conditions to Obligation of the Sellers................... 34
         (a)      Survival of Representations and Warranties................ 34
         (b)      Indemnification Provisions for Benefit of the Buyer....... 34
         (c)      Indemnification Provisions for Benefit of the Sellers..... 35
         (d)      Matters Involving Third Parties........................... 35
         (e)      Determination of Adverse Consequences..................... 36
         (f)      Escrow Arrangement and Right to Setoff.................... 36
         (g)      Other Indemnification Provisions.......................... 37

9.       Tax Matters........................................................ 37
         (a)      Tax Returns............................................... 37
         (b)      Certain Taxes............................................. 37

10.      Termination........................................................ 38
         (a)      Termination of Agreement.................................. 38
         (b)      Effect of Termination..................................... 38

11.      Miscellaneous...................................................... 38
         (a)      Nature of Certain Obligations............................. 38
         (b)      Press Releases and Public Announcements................... 38
         (c)      No Third Party Beneficiaries.............................. 39
         (d)      Entire Agreement.......................................... 39
         (e)      Succession and Assignment................................. 39
         (f)      Counterparts.............................................. 39
         (g)      Headings.................................................. 39
         (h)      Notices................................................... 39

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         (i)      Governing Law............................................. 40
         (j)      Amendments and Waivers.................................... 40
         (k)      Severability.............................................. 40
         (l)      Expenses.................................................. 41
         (m)      Construction.............................................. 41
         (n)      Incorporation of Exhibits, Annexes, and Schedules......... 41
         (o)      Specific Performance...................................... 41
         (p)      Stockholders of Sellers Bound............................. 41
         (q)      Good Faith................................................ 41

                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement is entered into on November 10, 1997, by and among DCI/DWC Acquisition Corp., a Delaware corporation in formation (the "Buyer"), Danvid Company, Inc., a Texas corporation ("Danvid"), and Danvid Window Company, a Texas corporation ("DWC"). The Buyer, Danvid, DWC, and the Stockholders are referred to collectively herein as the "Parties."

         This Agreement contemplates a transaction in which the Buyer will purchase from Danvid and DWC, and Danvid and DWC will sell to the Buyer, all of the assets of Danvid and DWC in return for cash and the other consideration referred to herein. Danvid and DWC may be referred to herein collectively as the "Sellers."

         NOW, THEREFORE, in consideration of the premises and the mutual promises in this Agreement, and in consideration of the representations, warranties, and covenants in this Agreement, and other good, valuable and adequate consideration the Parties agree as follows.

         1. Definitions.

         "Accredited Investor" has the meaning set forth in Rule 501 adopted as part Regulation D promulgated under the Securities Act.

         "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "Affiliated Group" means any affiliated group within the meaning of Code Section 1504.

         "Applicable Rate" means the corporate base rate of interest announced from time to time by Banc One Ohio, N.A.

         "Acquired Assets" or "Assets" means all right, title, and interest in and to all of the assets of Danvid and DWC, specifically, for example, all of their respective (a) real property interests, leaseholds and subleaseholds therein, improvements, fixtures, and fittings thereon, and easements, right-of-way, and other appurtenants thereto (such as appurtenant rights in and to public streets), including the real property which is identified on the Real Property Schedule, (b) tangible personal property (such as machinery, equipment, inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, furniture, automobiles, trucks, tractors, trailers, tools, jigs, and dies), including, by way of example, the inventory and equipment identified on the Inventory Schedule and Equipment Schedule, respectively, (c) Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, (d) leases, subleases, and rights thereunder, (e) agreements, contracts, indentures, mortgages, instruments, Security Interests, guaranties, other similar arrangements, and rights thereunder, including those set forth on the Schedule of Material Contracts, (f) accounts, notes, and other receivables, including those set forth on the Receivable Schedule, (g) securities, (h) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights or recoupment (including any such item relating to the payment of Taxes), (i) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies, and (j) files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials; provided, however, that the Acquired Assets shall not include (i) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of Danvid or DWC as a corporation, (ii) any of the rights of Danvid or DWC under this Agreement, or
(iii) any assets of Danvid or DWC to be excluded by election of the Buyer, such excluded assets shall be identified by Buyer prior to the Closing and all identified on the "Schedule of Excluded Assets" to be completed prior to and delivered at the Closing by Buyer (the "Excluded Assets").

         "Assumed Liabilities" has the meaning set forth in Section 2(b) hereof.

         "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

         "Buyer" has the meaning set forth in the preface above.

         "Buyer Securities" has the meaning set forth in Section 2(b) below.

         "Closing" has the meaning set forth in Section 2(c) below.

         "Closing Balance Sheet" shall mean a balance sheet of each of Danvid and DWC to be complete and accurate as of the Closing and to be dated as of the Closing Date showing all the assets and liabilities of each of Danvid and DWC.

         "Closing Date" has the meaning set forth in Section 2(c) below.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Confidential Information" means any information concerning the businesses and affairs of Buyer, Danvid or DWC that is not already generally available to the public.

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         "DWC" has the meaning set forth in the preface above.

         "Danvid" has the meaning set forth in the preface above.

         "Discharged Liabilities" has the meaning set forth in Section 6(g) below.

         "Disclosure Schedule" has the meaning set forth in Section 4 below.

         "Employee Benefit Plan" means with respect to Danvid, DWC, and all ERISA Affiliates, any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) Multiemployer Plan, or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

         "Employee Pension Benefit Plan" has the meaning set forth in ERISA
Section 3(2).

         "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
Section 3(1).

         "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

         "Equipment Schedule" means the Schedule of the items of equipment used in the businesses of Danvid and DWC and to be assigned and conveyed to Buyer at the Closing and which Equipment Schedule shall be prepared by the Sellers, be in form, content and substance acceptable to Buyer, and delivered at the Closing, together with possession of the equipment identified thereon.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.


         "ERISA Affiliate" means, with respect to Danvid and DWC, any person engaged in a trade or business (whether or not incorporated) that is part of the same control group, or in under common control with, or part of an affiliate service group that includes Danvid and DWC within the meaning of Code Section 414 and/or Code Section 4001(a)(14).

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         "Escrow Agreement" has the meaning set forth in Section 8(f) herein.

         "Excluded Assets" are those assets owned by Sellers or in which Stockholders assert an interest relating to the business of Danvid or DWC which are not being transferred pursuant to this Agreement, which assets are described on Schedule of Excluded Assets.

         "Extremely Hazardous Substance" has the meaning set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

         "Fiduciary" has the meaning set forth in ERISA Section 3(21).

         "Financial Statement" has the meaning set forth in Section 4(g) below.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Indemnified Party" has the meaning set forth in Section 8(d) below.

         "Indemnifying Party" has the meaning set forth in Section 8(d) below.

         "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium); including in each case, by way of example, those items of Danvid and DWC described on Schedule of I.P.

         "Inventory Schedule" means the schedule of all of the inventory of the Sellers to be assigned and conveyed to the Buyer hereunder, which schedule shall set forth in very general terms and by category substantially all of the items of inventory of the Sellers to be transferred to the Buyer hereunder, the value thereof on a first-in first-out basis, and which Inventory Schedule shall be prepared by Sellers and be delivered in form, content and substance acceptable to the Buyer at the Closing.

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         "Knowledge" means actual knowledge after reasonable investigation.

         "Liability" means any liability or other obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

         "Most Recent Financial Statements" has the meaning set forth in Section 4(g) below.

         "Most Recent Fiscal Month End" has the meaning set forth in Section 4(g) below.

         "Most Recent Fiscal Year End" has the meaning set forth in Section 4(g) below.

         "Multiemployer Plan" has the meaning set forth in ERISA Sections 3(37)(A) and 4001.

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "Party" has the meaning set forth in the preface above.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Purchase Price" has the meaning set forth in Section 2(b) below.

         "Real Property Schedule" means the Schedule of all real property interests to be assigned and conveyed to the Buyer by the Sellers at the Closing pursuant to this Agreement, including all leaseholds, easements, rights of way, and other real estate interests to be assigned at the Closing as part of the Acquired Assets, and which Real Property Schedule shall be prepared by the Seller, in form, content and substance acceptable to the Buyer, and delivered at the Closing.

         "Receivable Schedule" means schedule of all accounts receivable and other obligations for the payment of money owing to the Sellers and which receivables are to be assigned to the Buyer at the Closing pursuant to the terms and conditions of this Agreement, and which Receivable Schedule shall be prepared by the Sellers, in form, content and substance acceptable to the Buyer, and delivered to the Buyer at the Closing.

         "Reconciliation" shall have the meaning set forth in Section 2(b) below.

         "Reportable Event" has the meaning set forth in ERISA Section 4043.

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         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable [or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings],
(c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "Schedule of Excluded Assets" means that schedule to be prepared by the Buyer and acknowledged by the Sellers and to be delivered at the Closing setting forth in reasonable detail those assets belonging to the Sellers or either of them that are not to be acquired by the Buyer under this Agreement.

         "Schedule of IP" means the schedule of intellectual property to be assigned at the Closing by Sellers, which Schedule shall be prepared by Sellers and be in form, content and substance acceptable to Buyer and delivered by Sellers at the Closing.

         "Schedule of Material Contracts" means that schedule of all contracts with third parties binding on or inuring a benefit to the Sellers that are intended to be assigned as part of the Acquired Assets hereunder, which Schedule of Material Contracts shall be prepared by the Sellers, in form, content and substance acceptable to the Buyer, and delivered to the Buyer by the Sellers at the Closing.

         "Sellers" means Danvid and DWC.

         "Stockholder" or "Stockholders" means the Stockholders of Sellers, Daniel P. Crawford, Karen J. Crawford, David A. Crawford and Paul G. Comer; and such reference shall in each instance include the respective spouses of the Stockholders.

         "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Third Party Claim" has the meaning set forth in Section 8(d) below.

         2. Purchase and Sale of Danvid and DWC Assets.

            (a) Basic Transaction. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from each of the Sellers, and each of the Sellers agrees to sell to the Buyer, all of the Acquired Assets, free and clear of all liens and encumbrances, for the consideration specified below in this Section 2; in the aggregate the Sellers shall at the Closing sell under this Agreement and for the consideration set forth in Section 2(b) hereof any and all of the assets, both tangible and intangible, of Danvid and DWC except only the Excluded Assets. The consideration set forth in Section 2(b) below shall include all consideration payable for the Assets of Danvid and DWC and whether belonging to either Danvid or DWC, and such consideration shall be allocated among the Assets and to the respective Sellers in the manner designated by Buyer, subject to Sellers' approval, which approval will not be unreasonably withheld, which allocations shall be set forth in a Schedule 2(a) to be completed by Buyer and approved by Sellers not less than three business days prior to Closing.

            (b) Purchase Price. At the Closing, in full and complete consideration for the Acquired Assets, the Buyer shall pay, deposit or deliver the items described in (i) through (iv) below:

            (i) an amount of cash shall be payable by wire transfer to accounts designated by Sellers on Schedule 2(b)(i) -- which Schedule 2(b)(i) shall be delivered by Sellers to Buyer not less than three days prior to Closing and will be consistent with Schedule 2(a) -- less the amount to be paid into escrow with the Escrow Agent as set forth in Section 2(b)(ii), computed as follows:

            The cash portion of the Purchase Price shall be comprised of two separate components, referred to as the "Primary Cash Amount" and the "Additional Cash Payment," respectively.

            First, an amount of cash will be paid to the Sellers (the "Primary Cash Amount") that is an amount equal to $14 million, minus the amount of cash reflected on the Closing Balance Sheet, and minus the amount of all expenditures incurred by Sellers (either paid by Seller or required to be assumed by Buyer) for any expense other than ordinary and necessary expenses from and after September 30, 1997 (including, by way of example, any bonuses, capital expenditures, estimated tax payments or other extraordinary expenses). At the Closing, a certificate acknowledging the computation of the Primary Cash Amount shall be executed and delivered by Buyer and Sellers.

            The second component of the cash portion of the Purchase Price shall be referred to as the "Additional Cash Payment" which Additional Cash Payment shall be a function of a factor of the "Tentative Gain" and shall be an amount determined as follows:

            The Tentative Gain is an amount equal to the Primary Cash Amount, plus the dollar amount of the Assumed Liabilities, plus the amount reflected on the Closing Balance Sheet as the accrued liability for federal corporate income tax and Texas Franchise taxes for the period commencing August 1, 1997 for Danvid and commencing January 1, 1997 for DWC (provided that such amount shall in no event exceed an aggregate of $500,000), plus the "Buyer Securities Value," minus the value of the Acquired Assets, adjusted to reflect the federal income tax basis of the Sellers in such Acquired Assets.

            The Additional Cash Payment will equal an amount determined by multiplying the Tentative Gain times .38, and then dividing that sum by .62.

         For purposes of the foregoing, the "Buyer Securities Value" shall be determined by multiplying the 384,615 shares of Common Stock comprising the Buyer Securities (described below) by two-thirds of the average closing sale price of such stock in the over the counter market during the twenty (20) consecutive trading days preceding the Closing Date.

            (ii) From the amount of cash determined to be payable as part of the Purchase Price pursuant to the computations set forth in Section 2(b)(i) above (i.e., out of the Primary Cash Amount and the Additional Cash Payment), an amount of $10 million shall be deposited into escrow, pursuant to an Escrow Agreement to be executed at Closing with an escrow agent to be selected by the Buyer and reasonably acceptable to the Sellers (the "Escrow Agent"). The funds on deposit in the escrow shall, as to $8,500,000 be retained by the Escrow Agent for a period commencing on the Closing Date and continuing until the date 45 days following the Closing, with the balance of the funds deposited in escrow to be retained by the Escrow Agent for 150 days following the Closing Date.

         The escrow is intended to secure the obligations for indemnity set forth in this Agreement and particularly the obligation to indemnify for any Taxes, tax liability, lien or claim associated with the transfer of the Assets or encumbering any of the Assets and also to provide a ready source for the payment of the indemnification obligations of Sellers for the breach of any representation, warranty or covenant set forth herein in the manner contemplated by Section 8 of this Agreement.

         The transactions contemplated by this Agreement involve the preparation of a Closing Balance Sheet intended to set forth, as of the Closing, all of the assets and liabilities of the Sellers at that time. The parties acknowledge that, as a practical matter, the Closing Balance Sheet (although subject to the Seller's Warranty as to its reasonable accuracy as of the Closing

Date) may omit certain assets or misstate their value, or may omit or underestimate the amount of liabilities (including contingent claims or liabilities) that will have to be discharged in order to effect the transfer of the Acquired Assets free and clear of all liens and encumbrances and to provide the net value upon which Buyer is relying as presented in the Closing Balance Sheet. In this regard, the Buyer shall, with the good faith, diligent assistance of the Sellers following the Closing, attempt to complete a true, complete and accurate pro-forma balance sheet for each of Danvid and DWC to reconcile and correct the Closing Balance Sheet prepared and submitted by the Sellers at the Closing. This reconciliation process (the "Reconciliation") shall be completed within 120 days of the date of the Closing and Buyer shall have the authority and right to draw upon amounts deposited with the Escrow Agent to fund the credits owing by reason of the Reconciliation as determined in the following manner. In this regard, to the extent that the assets reflected on the Closing Balance Sheet delivered at the Closing do not have a value equal or exceeding those actually transferred to the Buyer, or to the extent that any such assets are subject to any lien or encumbrance not disclosed on the Closing Balance Sheet required to be discharged in order to render the Acquired Assets free and clear of any and all liens, or to the extent there is any liability or obligation not disclosed on the Closing Balance Sheet, upon completion of the Reconciliation, Buyer shall be entitled to a dollar for dollar credit from the Purchase Price (which may be drawn from escrow) for the asset deficiency and the excessive liabilities, as applicable.

            (iii) 384,615 shares of the common stock of American Architectural Products Corp. ("AAPC"), subject to adjustment in the manner described below.

         As to the AAPC Common Stock to be issued as part of the Purchase Price, the Buyer has agreed if, either (i) as of the expiration of the period ending 18 months following the date of Closing (the "18th Month Date") the asking price for shares of the Common Stock of AAPC does not meet or exceed the price of $6.50 per share, or (ii) if the average closing share price for the 20 days prior to and including the 18th Month Date does not equal or exceed $6.50 per share, then additional shares of AAPC Common Stock shall be issued according to the following formula, or, at Seller's option (to be exercised within 10 days of the expiration of the 18th Month Date) an amount of cash equal to 384,615 times the deficiency in value from a price of $6.50 per share to the highest price of either (x) the closing sale price on the 18th Month Date or (y) the average closing sale price for the 20 trading days prior to and including the 18th Month Date shall be paid to Sellers. The numerical formula for determining the number of additional shares of the Common Stock of the Buyer to be issued in accordance with the foregoing, if applicable, shall be as follows:

                  ($6.50 - P) 384,615 = S
                  -------------------
                                R

                  WHERE:

                  P = The greater of (i) the average closing sale price for AAPC's Common Stock during the 20 trading days prior to and including the expiration of the applicable 18-month period (i.e., the 18th Month Date) or (ii) the closing sale price on the date of expiration of the 18th Month Date.

                  R = The average closing sale price of AAPC's Common Stock on the immediately preceding 20 consecutive trading days prior to the expiration of the applicable 12 month period.

                  S = The number of additional shares of AAPC's Common Stock to be issued.

         The Common Stock of AAPC to be issued in connection with this Agreement shall from time to time be referred to herein as the "Buyer Securities." The Buyer Securities shall be subject to a "Lock-Up Agreement" to be executed and delivered at the Closing restricting any sale, pledge or hypothecation of the Buyer Securities for a period of 18 months following the Closing and otherwise including standard provisions - for a lock-up arrangement of this character.

         Notwithstanding the foregoing, the Buyer may at any time during the 18-month period following Closing, purchase from Sellers all of the Buyer Securities at a price of $6.50 per share and upon payment of such amount all other claims and rights of Sellers under this Section 2(b)(iii) shall be terminated. This option to Buyer shall be set forth in the Lock-up Agreement.

                  (iv) Buyer shall at Closing assume the liabilities described on Schedule 2(b)(iv), which Schedule 2(b)(iv) shall be conformed and adjusted as of the Closing and initialed by the Parties to set forth the specific obligations to be assumed by Buyer (the liabilities set forth on Schedule 2(b)(iv) as conformed for the Closing shall be referred to herein as the "Assumed Liabilities") which Assumed Liabilities shall be paid by Buyer or provision for satisfaction made, in Buyer's reasonable discretion, as the same become due.

Buyer does not assume or agree to be bound by any obligations or liabilities of Sellers of any kind or nature, known, unknown, contingent or otherwise, except the Assumed Liabilities. In furtherance, and not in limitation, of the foregoing, it is understood that Buyer does not assume, undertake or accept any obligations, duties, responsibilities or liabilities of Sellers (a) to or under any Employee Benefit Plan, (b) to employees or former employees of Sellers or any of their beneficiaries, heirs or assignees, including, without limitation, any liability with respect to accrued pension or welfare benefits under any such Employee Benefit Plan for such employees' or former employees' service with Sellers, whether or not any such employees or former employees are offered employment by, or become employees of, Buyer, or to PBGC, any Union or any similar organization, arising out of such employees' or former employees' employment by Sellers or out of the transactions contemplated by this Agreement or arising by virtue of any collective bargaining relationship or agreement or pursuant to the National Labor Relations Act or any other labor relations law, or any obligation to arbitrate any disputes arising under any collective bargaining relationship or agreement between Sellers and any labor organization and/or Sellers' employees or former employees; (c) for any income, profits, excise, ad valorem, or other Taxes of any kind or character; (d) any claims for personal injuries, property damages or consequential damages relating to products sold by Sellers; or (e) liabilities under any statute, rule or regulation, including, but not limited to, those related to civil rights, health, safety, labor, discrimination and the environment.

         The consideration described in the foregoing parts (i) through (iv) of this Section 2(b), which is subject to adjustments, holdbacks and indemnity claims set forth herein, shall be referred to from time to time as the "Purchase Price."

         Buyer reserves the right to make payment or delivery of the Purchase Price directly into a single account for the benefit of Sellers or to deliver the Purchase Price to Sellers in a manner consistent with the allocation
Schedule 2(a).

              (c) The Closing, Pre-Closing. The execution and delivery of all documents and instruments necessary to effect the transfer of the Assets, and the other transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Shafer, Ramsey and Mueller, 4514 Cole Avenue, 2nd Floor, Dallas, Texas, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Buyer and the Sellers may mutually determine (the "Closing Date"); provided, however, that the Closing Date shall be no later than December 15, 1997.

         Notwithstanding the foregoing, the Parties shall meet at 11:00 a.m. on November 17, 1997 or, if not at such date, at Buyer's election another date on or before November 19, 1997 at a place within the Continental U.S. designated by Buyer and reasonably acceptable to Sellers to review all reasonably anticipated documents necessary to effect the transactions and to "pre-close" the transactions, subject to the continuing effect of each condition to Closing set forth herein (the "Pre-closing"). At the Pre-closing, preliminary copies of all documents necessary to effect the Closing on the Closing Date shall be prepared by the party responsible therefor and reviewed and approved by the Parties with the right to approve the form and substance of the document or instrument to be delivered as though the Closing were then occurring. Among the documents to be prepared in substantially final form at the Pre-closing shall be all Schedules and Exhibits hereto that are required to be delivered at or prior to the Closing, the Escrow Agreement, Lock-Up Agreement, a Non-Competition Agreement for Daniel Crawford, UCC-1's, all necessary releases and estoppels, all bills of sale, title documents and other forms of assignment, legal opinions, and all other documents necessary to effect the transactions at the Closing.

              (d) Deliveries at the Closing. At the Closing, (i) the Sellers will deliver to the Buyer the various transfer documents, bills of sale, assignments, certificates, instruments, and documents referred to in Section 7(a) below and all Schedules to be completed and delivered at or prior to the Closing by Sellers, and all other documents necessary to effect the transactions contemplated hereby; (ii) the Buyer will deliver to the Sellers the various certificates, instruments, and documents referred to in Section 7(b) below and other documents necessary to effect the transaction, (iii) each of the Sellers will deliver to the Buyer possession and title to the Assets, and (iv) the Buyer will deliver to the Sellers the consideration specified in Section 2(b) above.

         3. Representations and Warranties Concerning the Transaction.

            (a) Representations and Warranties of the Sellers. Each of the Sellers represents and warrants to the Buyer that the statements contained in this Section 3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(a)), except as set forth in Schedule 3(a) attached hereto.

            (i) Authority, Binding Effect. Each of Danvid and DWC has the power under the laws of the State of Texas and their respective jurisdictions of incorporation, and the corporate authority to execute and deliver this Agreement and the other instruments and documents required or contemplated herein ("Related Agreements"), to perform its obligations hereunder and thereunder and to consummate the transactions provided for herein and therein. The execution, performance and consummation of this Agreement and Related Agreements by each of Danvid and DWC have been duly authorized by all necessary action on the part of each of Danvid and DWC and will not contravene the articles of incorporation or bylaws of either Danvid or DWC or conflict with, result in a breach of, or entitle any party to terminate, or call a default with respect to, any agreement or instrument to which either Danvid or DWC is a party or by which any of their respective properties or assets are bound in any manner which would have a material adverse affect on the transactions contemplated herein. The execution, performance and consummation by each of Danvid and DWC of this Agreement and the Related Agreements will not result in any violation by either Danvid or DWC of any law, rule or regulation applicable to them or the Assets in any manner. Danvid and DWC are not a party to, nor subject to or bound by, any judgment, injunction or decree of any court or governmental authority which may restrict or interfere with the performance of this Agreement or the Related Agreements. This Agreement and the Related Agreements executed and delivered by each of Danvid and DWC constitute the valid and binding obligations of them enforceable in accordance with their respective terms.

            (ii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Sellers are subject or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which either of the Sellers or any of their affiliates is a party or by which any of them are bound or to which any of their respective assets are subject.

            (iii) Brokers' Fees. The Sellers have no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

            (iv) Investment. The Sellers (A) understand that the Buyer Securities have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, and will be "restricted securities" and will not be capable of being freely resold under either applicable law or the lock-up Agreements, (B) are acquiring the Buyer Securities solely for his or its own respective account for investment purposes, and not with a view to the distribution thereof, (C) are each a sophisticated investor with knowledge and experience in business and financial matters, (D) have each received certain information concerning the Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Buyer Securities, and (E) are each able to bear the economic risk and lack of liquidity inherent in holding the Buyer Securities.

            (b) Representations and Warranties of the Buyer. The Buyer represents and warrants to the Sellers that the statements contained in this
Section 3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(b)), except as set forth in Schedule 3(b) attached hereto.

            (i) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

            (ii) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except as provided.

            (iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

            (iv) Brokers' Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

            (v) Buyer Securities. When issued at the Closing, the Buyer Securities will be fully paid, validly issued and non-assessable. The Buyer Securities are being offered and sold pursuant to exemptions from the registration requirements of the Securities Act of 1933 and similar state securities laws. Although not registered, based on the representations of the Sellers and the manner of sale, Buyer believes the securities are not required to be registered to be issued to the Sellers, although the Buyer Securities may not be freely resold in the absence of such registration or another exemption from applicable securities laws and in compliance with the Lock-up Agreement.

         4. Representations and Warranties Concerning Danvid and DWC. The Sellers represent and warrant to the Buyer that the statements contained in this
Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 4), except as set forth in the Disclosure Schedule delivered by the Sellers to the Buyer on the date hereof (the "Disclosure Schedule").

         Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).

         The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

            (a) Organization, Qualification, and Corporate Power. Each of Danvid and DWC is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas. Each of Danvid and DWC is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required (provided Danvid is not qualified in Florida, and directs sales in that state through one employee). Each of Danvid and DWC has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which they are respectively engaged and in which Danvid or DWC presently proposes to engage and to own and use the properties owned and used by them. Section 4(a) of the Disclosure Schedule lists the directors and officers of Danvid and DWC. The Sellers have delivered to the Buyer correct and complete copies of the charter and bylaws Danvid and DWC (each as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of Danvid and DWC are correct and complete. Neither Danvid nor DWC is in default under or in violation of any provision of their respective charter or bylaws.

            (b) Capitalization. The entire authorized capital stock of Danvid consists of 4,500 shares of Common Stock, no par value. The power to vote all issued and outstanding shares of Sellers is in the aggregate vested in the Stockholders. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Danvid. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Danvid, except those empowering the Stockholders.

         Mr. Comer is the owner of all of the issued and outstanding capital stock of DWC, and all of such issued and outstanding capital stock is duly authorized and validly issued, fully paid and nonassessable. The Sellers represent and warrant that DWC performs customer-related functions for Danvid, owns no substantial assets other than contractual rights and relationships with certain of the customers of Danvid and other relationships with persons for whom Danvid provides products and services, and has no liabilities of any character, save and except liabilities owing to Mr. Comer and ordinary and necessary business expenses incurred in the regular conduct of business.

            (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Danvid or DWC is subject or any provision of the charter or bylaws of Danvid or DWC or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Danvid or DWC is a party or by which either is bound or to which any of their respective assets are subject (or result in the imposition of any Security Interest upon any of their respective assets). Neither Danvid nor DWC is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement on the terms hereof; except the notices required under Hart-Scott-Rodino.

            (d) Brokers' Fees. Danvid does not have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

            (e) Title to Assets. Each of Danvid and DWC has good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on the Most Recent Balance Sheet, acquired after the date thereof or shown on the Closing Balance Sheet, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

         At the Closing, Danvid and DWC will convey to Buyer good, valid, and marketable title to all the Assets, subject to no mortgage, Security Interest, pledge, valid or enforceable lien, conditional sales agreement, claim, restriction, reservation, covenant, encumbrance or charge, or restraint on transfer, except for the obligations described on the Disclosure Schedule, which obligations will be discharged and liens released as of the Closing and except obligations relating to the Assumed Liabilities.

         Neither Danvid nor DWC has signed, or authorized the filing of, any financing statement under the Uniform Commercial Code or otherwise or granted any security agreement authorizing any secured party thereunder to file any such financing statement with respect to any of the Assets, except that in favor of the persons described in the Disclosure Schedule.

            (f) Subsidiaries. Neither Danvid nor DWC own subsidiaries, nor any interest in any other business entity.

            (g) Financial Statements. Attached hereto as Exhibit 4(g) are the following financial statements (collectively the "Financial Statements"): (i) audited balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended July 31, 1995, July 31, 1996 and July 31, 1997 (the "Most Recent Fiscal Year End") for Danvid; (ii) unaudited balance sheets and statements of income, changes in stockholders equity, and cash flow as of and for the fiscal years ended July 31, 1992, July 31, 1993, and July 31, 1994; and (iii) unaudited balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements") as of and for the two months ended September 30, 1997 (the "Most Recent Fiscal Month End") for Danvid. The Balance Sheet set forth in the Most Recent Financial Statements shall be referred to herein as the "Most Recent Balance Sheet."

         The Financial Statements (including the notes thereto) present fairly in all material respects the financial condition of Danvid as of such dates and the results of operations of Danvid for such periods, are correct and complete, and are consistent with the books and records of Danvid (which books and records are correct and complete).

         At the Closing, Sellers shall deliver the Closing Balance Sheets from each of Danvid and DWC which shall each be complete and correct as of the Closing to show all assets (reflecting their then fully depreciated net book value), and any liabilities of each of Danvid and DWC, subject only to immaterial changes necessitated by delivery or billing process ordinary for the businesses.

         Prior to the date hereof, Sellers have delivered stand-alone financial statements for DWC for the last three fiscal years and for the most recent quarterly period ended (September 30, 1997). These DWC financial statements are true and complete in all material respects, were prepared in accordance with GAAP, and present fairly the financial condition and results of operations of DWC for the periods indicated.

            (h) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any adverse change in the business, financial condition, operations, results of operations, or future prospects of Danvid or DWC and the Closing Balance Sheet of Danvid and DWC will not vary materially from the balance sheet presented as of the Most Recent Fiscal Month End. Without limiting the generality of the foregoing, since the Most Recent Fiscal Year End, Danvid or DWC have:

            (i) not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for fair consideration in the Ordinary Course of Business;

            (ii) not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $25,000 or otherwise outside the Ordinary Course of Business;

            (iii) not allowed any circumstance to exist under which any party has and no party (including Danvid or DWC) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $10,000 to which Danvid or DWC is a party or by which either is bound;

            (iv) not imposed any Security Interest upon any of their assets, tangible or intangible;

            (v) not made any capital expenditure (or series of related capital expenditures) either involving more than $25,000 or outside the Ordinary Course of Business;

            (vi) not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person;

            (vii) not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

            (viii) not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

            (ix) not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the ordinary course of business;

            (x) not issued, sold, or otherwise disposed of any capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

            (xi) not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

            (xii) not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property outside the ordinary course of business;

            (xiii) not made any loan to, or entered into any other transaction with, any of their respective directors, officers, and employees outside the Ordinary Course of Business;

            (xiv) not granted any increase in the base compensation of any of their respective directors, officers, and employees outside the Ordinary Course of Business;

            (xv) not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of their respective directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

            (xvi) not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business; and

            (xvii) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving Danvid or DWC.

            (i) Undisclosed Liabilities. Except as set forth on Section 4(i) of the Disclosure Schedule, (a) Danvid does not have any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet and, as of the Closing, set forth in the Danvid Closing Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business and as of the Closing set forth in the Closing Balance Sheet (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law) and (b) DWC does not have any Liabilities, except as set forth on the Closing Balance Sheet. A complete listing of all payables (in form acceptable to Buyer) has been provided to Buyer and a then current payable listing (in such form as is acceptable to Buyer) will be provided at the Closing (the "Closing Liability Schedule").

            (j) Legal Compliance. Danvid, DWC and their respective predecessors and Affiliates have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

            (k) Tax Matters.

            (i) Danvid, DWC and each of their respective Affiliates have filed all Tax Returns that it or they were required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by Danvid, DWC and each of their respective Affiliates (whether or not shown on any Tax Return) have been paid. Except an extension for federal income taxes for the 1996 fiscal year, neither Danvid nor DWC is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Danvid or DWC does not file Tax Returns that it is or may be subject to taxation by that jurisdiction and none of the Sellers or Stockholders is aware of any Basis for any such claim. There are no Security Interests on any of the assets of Danvid or DWC that arose in connection with any failure (or alleged failure) to pay any Taxes.

            (ii) Danvid and DWC, in each case, has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

            (iii) No Seller or director or officer (or employee responsible for Tax matters) of Danvid or DWC expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of Danvid or DWC either (A) claimed or raised by any authority in writing or (B) as to which any of the Sellers and the directors and officers (and employees responsible for Tax matters) of Danvid or DWC has Knowledge based upon personal contact with any agent of such authority. Section 4(k)(iii) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to Danvid and DWC for taxable periods ended on or after September 30, 1990, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Sellers have delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Danvid or DWC since September 30, 1990.

            (iv) Neither Danvid nor DWC has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

            (v) Neither Danvid nor DWC has made or is obligated to make any payments that are not deductible under Code Section 280G, or is a party to any agreement that under any circumstances could obligate it to make any payments that will be not deductible under Code Section 280G and none of the Assumed Liabilities is an obligation to make a payment that is not deductible under such Code Section 280G. Danvid and DWC each has disclosed on their respective federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Neither Danvid nor DWC is a party to any Tax allocation or sharing agreement or any other agreement or undertaking under which it has or may have Liability for the Taxes of any Person other than itself. Danvid has not been a member of an Affiliated Group filing a consolidated federal income Tax Return nor has any Liability for the Taxes of any Person (other than itself) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

            (vi) Section 4(k)(vi) of the Disclosure Schedule sets forth the following information as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby): (A) the basis of Danvid and DWC in their respective assets; and (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to Danvid or DWC.

            (vii) The unpaid Taxes of Danvid or DWC, in each case, (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Danvid or DWC, in each case, in filing their Tax Returns.

            (l) Real Property.

            (i) Section 4(l)(i) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to Danvid or DWC. The Sellers have delivered to the Buyer correct and complete copies of the leases and subleases listed in Section 4(l)(i) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in Section 4(l)(i) of the Disclosure Schedule:

                  (A) the lease or sublease is legal, valid, binding,
            enforceable, and in full force and effect;

                  (B) the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                  (C) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                  (D) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

                  (E) with respect to each sublease, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying lease;

                  (F) Danvid or DWC, in each applicable case, has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                  (G) all facilities leased or subleased thereunder have
            received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations; and

                  (H) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

                  (m) Intellectual Property.

            (i) Danvid and DWC, respectively, own or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary or desirable for the operation of the businesses of Danvid and DWC as presently conducted. Each item of Intellectual Property owned or used by Danvid and DWC, respectively, immediately prior to the Closing hereunder will be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing hereunder. Danvid and DWC has each taken all necessary action to maintain and protect each item of Intellectual Property that they own or use.

            (ii) Neither Danvid nor DWC has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the Sellers and the directors and officers (and employees with responsibility for Intellectual Property matters) of Danvid or DWC has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation.

            (iii) Section 4(m)(iii) of the Disclosure Schedule identifies each patent or registration which has been issued to Danvid or DWC with respect to any of its Intellectual Property, identifies each pending patent application or application for registration Danvid or DWC has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which Danvid or DWC has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Sellers have delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date). Section 4(m)(iii) of the Disclosure Schedule also identifies each trade name or unregistered trademark used by Danvid or DWC in connection with any of their respective businesses. With respect to each item of Intellectual Property required to be identified in
         Section 4(m)(iii) of the Disclosure Schedule:

                  (A) Danvid and DWC in each case possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

                  (B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; and

                  (C) no action, suit, proceeding, hearing, investigation,
            charge, complaint, claim, or demand is pending or, to the Knowledge of any of the Sellers or Stockholders, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item.

            (iv) Section 4(m)(iv) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that Danvid or DWC uses pursuant to license, sublicense, agreement, or permission.

            (n) Tangible Assets. Danvid and DWC, in each case, owns or leases all buildings, machinery, equipment, and other tangible assets, including those described on the Equipment Schedule and all others to be assigned under this Agreement, necessary for the conduct of its business as presently conducted. Each such tangible asset (exclusive of inventory which is subject to other representations and warranties hereunder) is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used. The Equipment Schedule to be delivered at the Closing will set forth substantially all items of equipment, furniture, computers, and other tangible assets (except inventory work in process and supplies to be held for resale) owned by Sellers and to be assigned at the Closing as part of the Assets.

            (o) Inventory. The inventory of Danvid and DWC consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date. The Inventory Schedule to be delivered at the Closing will set forth a categorical description, including numbers of units and location of substantially all items of inventory, material, and supplies, work in process, parts, and other goods held for resale and owned by the Sellers as of the Closing Date. The Inventory Schedule to be delivered at the Closing will be full, fair and complete and will reflect accurate values based on a "first in, first out" basis for the inventory reflected thereon, all of which shall be assigned to the Buyer by the Sellers, together with any and all other inventory, raw materials, supplies and other goods in process and finished goods owned by the Sellers, as of the Closing Date. The Sellers' mix of inventory and goods and the dollar value of inventory shall be substantially similar to that disclosed to the Buyer as of the Most Recent Balance Sheet Date, subject to ordinary course adjustments, and, in all events, the inventory shall consist of items with a value (on a first in, first out basis) of not less than 90 percent of that on the Most Recent Balance Sheet as of the Closing.

            (p) Contracts. Section 4(p) of the Disclosure Schedule (which incorporates by reference the Schedule of Material Contracts) lists the following contracts and other agreements to which Danvid or DWC is a party:

            (i) any agreement for the lease of personal property to or from any Person;

            (ii) any agreement for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than three months, result in a loss to Danvid or DWC or involve consideration in excess of $10,000;

            (iii) any agreement creating or concerning a partnership or joint venture;

            (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

            (v) any agreement concerning confidentiality or noncompetition;

            (vi) any agreement with any of the Sellers, Stockholders and their Affiliates;

            (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

            (viii) any collective bargaining agreement;

            (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis;

            (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

            (xi) any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of Danvid; or

            (xii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $20,000.

The Sellers have delivered to the Buyer a correct and complete copy of each written agreement listed in Section 4(p) of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 4(p) of the Disclosure Schedule. With respect to each such agreement, except as set forth in the Disclosure Schedule:
(A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

            (q) Notes and Accounts Receivable. A complete list of substantially all accounts receivable of Danvid and DWC and the aging thereof has been furnished to Buyer, and a then current and complete aging report will be furnished at the Closing (as defined hereunder, the "Receivable Schedule"). As of the Closing the fully collectible receivables of Sellers will not be less than 90 percent of the amount of receivables reflected on the Most Recent Balance Sheet. All notes and accounts receivable of Danvid and DWC are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims (except ordinary course customer credits for minor product failures or defects), are current and collectible, and will be fully collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto).

            (r) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Danvid or DWC.

            (s) Insurance. Section 4(s) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which Danvid or DWC has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five years:

            (i) the name, address, and telephone number of the agent;

            (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

            (iii) the policy number and the period of coverage;

            (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

            (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither Danvid nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; (D) no party to the policy has repudiated any provision thereof; and (E) none of such policies involve any retroactive premium adjustments. Danvid has been covered during the past 10 years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Section 4(s) of the Disclosure Schedule describes any self-insurance arrangements, including Danvid's self-insurance of workers' compensation.

            (t) Litigation. Section 4(t) of the Disclosure Schedule sets forth each instance in which Danvid, DWC or any of their Affiliates, (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of any of the Sellers, Stockholders and the directors and officers (and employees with responsibility for litigation matters) of Danvid or any of its Affiliates, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 4(t) of the Disclosure Schedule could result in any material adverse change in the business, financial condition, operations, results of operations, or future prospects of Danvid or DWC. None of the Sellers, Stockholders and the directors and officers (and employees with responsibility for litigation matters) of Danvid has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against Danvid or DWC.

            (u) Product Warranty. Each product manufactured, sold, leased, or delivered by Danvid or DWC has been in conformity with all applicable contractual commitments and all express and implied warranties, and Danvid and DWC have no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith (except minor claims arising in the ordinary course of business). Section 4(u) of the Disclosure Schedule includes copies of the standard terms and conditions of sale or service for Danvid (containing applicable guaranty, warranty, and indemnity provisions).

            (v) Product Liability. Danvid and DWC have no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by Danvid or DWC.

            (w) Employees. Danvid is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. Danvid has not committed any unfair labor practice. None of the Sellers and the directors and officers (and employees with responsibility for employment matters) of Danvid has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Danvid.

            (x) Employee Benefits. Danvid and DWC have neither maintained nor contributed to any Employee Benefit Plan, except a profit sharing plan for which Danvid and DWC shall remain wholly responsible.

            (y) Guaranties. Neither Danvid nor DWC is a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

            (z) Environment, Health, and Safety.

            (i) Each of Danvid, DWC and their respective predecessors and Affiliates has complied with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Without limiting the generality of the preceding sentence, each such person has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws.

            (ii) None of Danvid, DWC and their respective predecessors and Affiliates has handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Danvid or DWC for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

            (iii) All properties and equipment used in the business of Danvid and DWC have been free of asbestos, PCB's, methylene chloride, trichloroethylene, 1,2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances.

            (aa) Certain Business Relationships with Danvid. None of the Stockholders and their Affiliates has been involved in any business arrangement or relationship with Danvid within the past 12 months, and none of the Stockholders or their Affiliates owns any asset, tangible or intangible, which is used in the business of Danvid or DWC.

            (ab) Disclosure. The representations and warranties contained in this Section 4 do not contain any untrue statement of fact or omit to state any fact necessary in order to make the statements and information contained in this
Section 4 not misleading.

            (ac) Schedules. Each and every Schedule (except those to be prepared solely by Buyer) attached to this Agreement or to be provided at or prior to Closing is, or shall be when provided, true, correct and complete in all respects. This Agreement contemplates the provision of certain Schedules following the execution and delivery of the Agreement, certain of which are to be provided at the Closing. As to any Schedule to be provided following the date of this Agreement, including those to be provided at the Closing, each such Schedule shall be deemed incorporated by reference herein and each such Schedule, when prepared and delivered by the Sellers shall be true, complete and correct in all respects and shall not omit to set forth any information that would render the description of the items reflected by the applicable Schedule misleading.

         5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

            (a) General. Each of the Parties will use his or its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Section 7 below) and the preparation of accurate and completed Schedules and other documents.

            (b) Notices and Consents. Danvid and DWC will give any notices to third parties, and the Stockholders will cause Danvid and DWC to use their respective best efforts to obtain any third party consents, that are necessary to effect the transactions contemplated by this Agreement or that the Buyer may request. Each of the Parties will (and the Sellers will cause Danvid and DWC to) give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies necessary to effect these transactions or the terms of this Agreement. Without limiting the generality of the foregoing, each of the Parties will file any Notification and Report Forms and related material that he or it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use its best efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith.

            (c) Operation of Business. Danvid and DWC will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business; except the payment of bonuses to certain principals and employees, the payment of estimated taxes, and contributions to the Danvid Profit Sharing Plan (all of which shall be deducted from the Primary Cash Amount in accordance with the formula set forth in Section 2(b)(i) of this Agreement). By way of example and not of limitation, Danvid and DWC will only expend funds in a manner typical and ordinary for the regular conduct of their businesses and will forego the expenditure of any funds or other capital for any extraordinary item. Specifically, other than ordinary payroll, no payments of cash or other distributions will be made to any of the Stockholders or to any other insider or affiliate and no transaction involving the expenditure of funds for capital improvements, or other extraordinary expenditures shall be undertaken by the Sellers without the prior written approval of the Buyer and an adjustment to the Purchase Price calculation to reflect the diminishing value in the equity of the Sellers and the reduction in cash.

            (d) Preservation of Business. Danvid and DWC will and the Stockholders will cause Danvid and DWC to keep their business and properties substantially intact, including their respective present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

            (e) Full Access. Each of the Sellers will permit representatives of the Buyer to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to Danvid or DWC.

            (f) Notice of Developments. The Sellers will give prompt written notice to the Buyer of any material adverse development causing a breach of any of the representations and warranties in Section 4 above.

            (g) Exclusivity. This Agreement is binding on the Parties and may be considered an option in favor of Buyer for which consideration has been given and is, therefore, specifically enforceable. None of the Sellers or Stockholders will (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets of, Danvid or DWC (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. None of the Stockholders will vote their shares of stock of Danvid or DWC in favor of any such acquisition structured as a merger, consolidation, asset sale, or share exchange. The Sellers will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing. In addition to specific performance, a violation of this covenant shall entitle Buyer to all actual and consequential damages suffered by Buyer, and Sellers and the Stockholders shall be jointly and securely liable therefor.

         6. Incidental Transactions and Post-Closing Covenants. The Parties agree as follows with respect to certain matters incident to these transactions and the period following the Closing.

            (a) General. In case at any time after the Closing any further action is necessary or in Buyer's discretion desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below). From and after the Closing the Sellers will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to Danvid or DWC. Notwithstanding the foregoing, Sellers shall retain and preserve all documents, books, records (including tax records), and financial data of any sort relating to Danvid or DWC for a period of not less than eight years following the date of this Agreement. Additionally, Buyer, at Buyer's discretion and upon request, shall be afforded reasonable access to all such books and records. Sellers shall not destroy any such books and records without providing at least thirty days' written notice of their intent to do so to Buyer, and prior to such destruction, Buyer may take possession of such books and records proposed to be destroyed by the Sellers.

            (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Danvid or DWC, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under
Section 8 below).

            (c) Transition. None of the Sellers will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business relation of Danvid or DWC from maintaining the same business relationships with Buyer after the Closing as it maintained with Danvid or DWC prior to the Closing. Each of the

Sellers will refer all customer inquiries relating to the business of Danvid or DWC to the Buyer from and after the Closing. Promptly upon the Closing, each of the Sellers will undertake such acts, including the filing of appropriate documents with the Secretary of State of the State of Texas, to change their business names to new names that do not include reference to "Danvid" or any other name that would be confusing or similar to the names Danvid Company, Danvid Window Company or any of the names reflected in the Schedule of IP delivered pursuant to this Agreement. Each of the Sellers and Stockholders will cooperate in all manner requested by the Buyer to assist the Buyer in changing its corporate name and business trade name to "Danvid Company" or such other similar name as Buyer may select, including the execution, delivery and filing of all documents necessary to enable Buyer to begin to conduct business under a name employing the word "Danvid" as of the Closing.

            (d) Confidentiality. Each of the Sellers and Stockholders will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential information which are in his or its possession. In the event that any of the Sellers or Stockholders is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that person will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Sellers or Stockholders is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that person may disclose the Confidential Information to the tribunal; provided, however, that the disclosing person shall use his or its best efforts to obtain, at the request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

            (e) Covenant Not to Compete. Other than for AAPC or Buyer, for a period of ten years from and after the Closing Date, none of the Sellers or Stockholders will engage directly or indirectly in any business that Danvid or DWC conducts as of the Closing Date in the continental United States or any geographic area in which Danvid or DWC conducts that business as of the Closing Date; provided, however, that no owner of less than 1% of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in any of its businesses. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6(e) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         In consideration for the foregoing covenant, Mr. Daniel Crawford, subject to the full and complete enforceability of the covenant not to compete described hereinabove and subject to Mr. Crawford's forbearance from undertaking any act in contravention of the foregoing covenant, regardless of its enforceability, shall be paid within thirty days of the end of each calendar year following the first anniversary of the date of this Agreement, an amount equal to $350,000 per year. Mr. Crawford shall, at the Closing, execute and deliver a separate Non-Competition Agreement restricting competition with Buyer, in form and substance acceptable to Buyer.

         The foregoing covenants not to compete are reasonable and necessary in order to protect the legitimate and valid business interests of the Buyer and are reasonable and necessary for that purpose. The consideration contemplated by the Purchase Price and the additional payment to Mr. Crawford set forth herein are full, complete and adequate consideration for the foregoing covenant and the Sellers and Stockholders acknowledge and agree that they are not by reason of such conditions and compliance therewith precluded from undertaking activity necessary for making a living.

            (f) Sellers' Cessation of Business. As of the close of business on the Closing Date, each Seller shall cease active business operations. Particularly, each Seller shall as of such date (i) stop all marketing, sale, and other activity ordinarily conducted by Seller in connection with the operation of its business; (ii) each Seller shall, effective at the close of business on the Friday preceding the Closing Date, cease and terminate as employees each and every of Sellers' employees, notifying each of Seller's employees that they shall have the opportunity to apply for employment with Buyer in accordance with Buyer's ordinary business practices; and (iii) notify each employee of any severance obligation owing, and that provision for payment of such severance obligation shall be made by the applicable Seller at or upon the Closing, Sellers acknowledging that such severance obligations shall not be Assumed Liabilities. Notwithstanding the foregoing, Buyer shall retain complete freedom in the selection of employees for its own business operations and shall not be obligated to employ any of the Sellers' employees. Any such employee proposed to be employed by Buyer shall be employed only in accordance with Buyer's ordinary practices for hiring and subject to the limitations on hiring imposed upon Buyer's employees generally. Buyer shall not assume or in any way be liable or responsible for existing liabilities or obligations of either Seller of any nature whatsoever to any employee. Sellers shall provide all required "COBRA" notices to Seller's employees on the Closing Date or such earlier date as may be required by law.

            (g) Nature of Transactions, Payments to Creditors. The parties acknowledge that the transactions contemplated hereby have been negotiated in good faith and at arm's length and that the price for the Assets represents reasonably equivalent value for the Assets in the context in which they are being sold. Sellers acknowledge that in connection with the cessation of their respective businesses they will effect an orderly distribution of its assets among their creditors and agree that they shall pay when due each and every obligation reflected by the financial statements or that is otherwise owing to any third party prior to the distribution of any funds to any insider or affiliate of the Seller or to any stockholder of either Seller.

         Sellers and Stockholders represent and warrant that the net proceeds of the sale of the Assets available after payment to the creditors identified in
Schedule 6(g) each of whom shall
be paid in full at the time of Closing (the "Discharged Liabilities"), will be adequate to discharge each and every of the Sellers' obligations, except those owing to insiders and shareholders and except the Assumed Liabilities. In this regard, Sellers and Stockholders acknowledge that they do not foresee the need to seek any form of protection under Bankruptcy laws or any other law affecting creditors' rights generally, and Sellers covenant and agree that neither Danvid nor DWC shall undertake any bankruptcy filing for a period of 91 days following the date of this Agreement. To the extent Sellers undertake any bankruptcy filing during the 91-day period following the Closing Date, the Stockholders and Sellers shall indemnify the Buyer for each and every loss, liability, or obligation associated with the bankruptcy filing, including reimbursement of all payments or the loss of any of the Assets or the proceeds thereof by Buyer and shall indemnify Buyer for any and all costs associated with the defense of any action or proceeding brought by any debtor-in-possession, trustee, or other party representing the Seller or any creditor of Seller arising out of any insolvency proceeding. Further, in light of the foregoing representations, Sellers and Stockholders stipulate and agree that any such filing would operate as a fraud upon Buyer and shall be conclusively stipulated to be undertaken in bad faith.

         7. Conditions to Obligation to Close.

            (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions at the Closing is subject to satisfaction of the following conditions:

            (i) the representations and warranties set forth in Section 3(a) and
         Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

            (ii) the Sellers and Stockholders shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

            (iii) Danvid and DWC shall have procured in form acceptable to Buyer, all of the third party consents necessary to effect these transactions, as are required hereunder or as Buyer reasonably requests;

            (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Buyer to own the Assets;

            (v) each liability set forth on Schedule 6(g) (the Discharged Liabilities) shall have been fully paid or discharged or provision acceptable to Buyer shall have been made;

            (vi) the Sellers shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 7(a)(i)-(v) is satisfied in all respects;

            (vii) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies necessary to effect the transactions;

            (viii) the relevant parties shall have entered into agreements in form and substance acceptable to Buyer to effect all incidental transactions contemplated by this Agreement, including by way of example, the execution and delivery of an Escrow Agreement consistent with Section 8(f), and an acceptable form of non-competition agreement for Mr. Daniel Crawford, and the same shall be in full force and effect;

            (ix) the Buyer shall have received from counsel to the Sellers an opinion in form set forth in Exhibit 7(a)(ix) attached hereto, addressed to the Buyer, and dated as of the Closing Date;

            (x) the Buyer shall have received all title documents, assignments and other documents necessary to effect the transfer of the Assets free and clear of all liens and encumbrances, except those relating to the Assumed Liabilities, in form acceptable to Buyer;

            (xi) the Buyer shall have been fully satisfied with the results of its due diligence investigation, in the Buyer's sole, complete and absolute discretion;

            (xii) there shall be no material variance in the dollar amount or concentration or makeup of the receivables and payables owing by or to Danvid or DWC, from the presentation of the receivables and payables provided to the Buyer for the period ended as of the Most Recent Balance Sheet date;

            (xiii) Danvid shall have conducted its business only in the ordinary course of business and shall not have undertaken any capital expenditure in excess of $50,000 without the prior approval of the Buyer. Danvid shall not have suffered any material adverse change in the financial condition of the property or business; and there shall have been no increase in wages, salaries or benefits, except for regularly scheduled increases previously described to the Buyer;

            (xiv) The Sellers shall deliver at the Closing:

                  (A) Certified copies of the resolutions which have been duly adopted by the Boards of Directors and shareholders of each Seller, and are in full force and effect and which authorize the execution and delivery of this Agreement and the Related Agreements to be executed by each Seller and the consummation of the transactions provided for herein and therein;

                  (B) Sellers shall each deliver a certificate duly executed by the president of each Seller and each of the Stockholders indicating that the representations, and warranties, including the Exhibits hereto, are, as of the

         Closing, complete and accurate in all material respects and that all agreements and covenants to be performed prior to or at the Closing have been performed;

                  (C) Seller shall execute and deliver such UCC-1 Financing Statement forms and related documents necessary to effect as a public record the transfer of the Sellers' Receivables and shall endorse such other documents necessary to effect the assignment of the Receivables that are included every the Assets;

                  (D) Sellers shall deliver a full and complete release from each and every obligation owing by the Sellers to any third party and such other documents and instruments necessary to release, as a public record, each and every lien, claim, or encumbrance against the Assets by any creditor asserting a lien, claim or encumbrance (including, as examples, UCC-3 forms to release any UCC lien placed on the Assets), except liens securing the Assumed Liabilities;

                  (E) Each of the schedules to be delivered at the Closing in accordance herewith, including the Inventory Schedule, Equipment Schedule, Receivable Schedule, Schedule of Material Contracts, Real Property Schedule and all other schedules to be incorporated in this Agreement shall be delivered in accordance with the requirements of this Agreement;

                  (F) Possession and title of all of the Assets purchased by Purchaser hereunder, in the manner designated by Buyer and at Seller's cost and expense.

            (xv) Buyer's Board of Directors shall have, after being informed of the terms and conditions of the transactions, approved the acquisition on the terms set forth in this Agreement;

            (xvi) The Pre-Closing shall have occurred and the documents required to be delivered in preliminary form thereat shall be in a form acceptable to Buyer or Sellers shall have, prior to Closing, conformed such documents so as to satisfy Sellers' delivery obligations on the terms hereof;

            (xvii) the Buyer shall have obtained on terms and conditions satisfactory to it, in its sole and absolute discretion, all of the financing it needs in order to consummate the transactions contemplated hereby and fund the working capital requirements of a business to be conducted with the Assets after the Closing; and

            (xviii) all actions to be taken by the Sellers or Stockholders in connection with consummation of the transactions contemplated hereby will have been taken or capable of being taken at the Closing, and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby, including, by way of example, those described in Section 6 hereof, will be satisfactory in form and substance to the Buyer.

The Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

            (b) Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the transactions is subject to satisfaction of the following conditions:

            (i) the representations and warranties set forth in Section 3(b) above shall be true and correct in all material respects at and as of the Closing Date;

            (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

            (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

            (iv) the Buyer shall have delivered to the Sellers a certificate to the effect that each of the conditions specified above in Section 7(b)(i)-(iii) is satisfied in all respects;

            (v) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated; and

            (vi) the Sellers shall have received from counsel to the Buyer an opinion to the effect that Buyer is duly organized and existing and has requisite corporate authority to enter into this Agreement.

The Sellers may waive any condition specified in this Section 7(b) if they execute a writing so stating at or prior to the Closing.

         8. Remedies for Breaches of This Agreement.

            (a) Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).

            (b) Indemnification Provisions for Benefit of the Buyer.

            (i) In the event any of the Sellers breaches (or in the event any third party alleges facts that, if true, would mean any of the Sellers or Stockholders has breached) any of their representations, warranties, and covenants contained herein, then each of the Sellers agrees to jointly and severally indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach). Notwithstanding the foregoing, Sellers shall not have any obligation to indemnify the Buyer from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach (or alleged breach) of any representation or warranty of the Sellers and Stockholders (except those in Section 4(d)(i)(k) and (aa), in which case such indemnity shall be unlimited) until the Buyer has suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of a $50,000 aggregate threshold (at which point the Sellers and Stockholders will be obligated to indemnify the Buyer from and against all such Adverse Consequences relating back to the first dollar).

            (ii) Each of the Sellers agrees to, jointly and severally, indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of Buyer or Danvid for the unpaid Taxes of any Person, including, by way of example, under Treas. Reg.
         Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

            (c) Indemnification Provisions for Benefit of the Sellers. In the event the Buyer breaches (or in the event any third party alleges facts that, if true, would mean the Buyer has breached) any of its representations, warranties, and covenants contained herein, then the Buyer agrees to indemnify each of the Sellers from and against the entirety of any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

            (d) Matters Involving Third Parties.

            (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

            (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 10 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the

         Indemnified Party that the indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

            (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim,
         (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably but which may be conditioned on satisfactory assurances respecting the financial capacity to discharge all of the applicable Adverse Consequences), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably but which may be conditioned on satisfactory assurances respecting the financial capacity to discharge all of the applicable Adverse Consequences).

            (iv) In the event any of the conditions in Section 8(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 8.

            (e) Determination of Adverse Consequences. The Parties shall take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this Section 8. All indemnification payments under this Section 8 shall be deemed adjustments to the Purchase Price.

            (f) Escrow Arrangement and Right to Setoff. Simultaneously with the Closing, a part of the cash portion of the Purchase Price will be deposited in escrow with the Escrow Agent pursuant to the terms and conditions of an Escrow Agreement to be satisfactory to the Buyer and the Escrow Agent and to be approved at the Pre-Closing and executed and delivered at the Closing. The Escrow Agreement shall be consistent with the provisions hereof and contain other customary terms for an escrow of this type. The funds deposited with the

Escrow Agent shall be held in an interest-bearing account with interest accruing for the benefit of the Sellers (but subject to Buyer's claims for indemnity), all of which interest shall be held in and retained in the escrow account until the escrow arrangement is terminated by its term which shall be not less than 18 months and will otherwise be subject to the indemnity claims for which the escrow arrangement is being established and will be used to compensate Buyer for any Liability associated with the businesses conducted by the Sellers prior to the Closing or arising out of any breach of any representation, warranty or covenant set forth herein, and for the diminution in the value of the assets described on the Closing Balance Sheet and schedules to be delivered by the Sellers at the Closing. The Escrow Agreement shall also authorize the Buyer to draw upon the escrow to satisfy any deficiency in net asset value or responsibility for any liability upon Reconciliation of the Closing Balance Sheet in the matter contemplated by Section 2(b) hereof. In the event Buyer alleges, at any time within the period commencing on the Closing Date and continuing until 150 days thereafter, any claim for indemnity or other form of liability or obligation of Sellers or Stockholders under this Agreement or any of the related Transaction Documents, the Escrow Agent shall withhold such funds and maintain them in the Escrow Agent's possession pending resolution of the applicable claim for indemnity.

            (g) Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have for breach of any representation, warranty, or covenant.

         9. Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and Sellers for certain tax matters following the Closing Date:

            (a) Tax Returns. Except taxes paid as an Assumed Liability, Sellers shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Danvid and DWC for all periods and shall pay or cause to be paid any amount shown to be due on such Tax Returns and any amounts that may subsequently be found to be due with respect to such periods and such Tax Returns. In addition to the indemnity in Section 8 hereof, Sellers shall indemnify and reimburse Buyer for any Taxes of Danvid or DWC that Buyer may pay or be assessed with respect to any period. Seller shall pay such reimbursement to Buyer within fifteen (15) days after payment by Buyer of such Taxes.

            (b) Certain Taxes. Buyer will pay all transfer taxes associated with the transfer of any vehicles or other assets that require a license or certificate of title. All other transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by Sellers when due, and Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation, but Sellers and Stockholders agree to indemnify and reimburse Buyer for any liability that it may incur as a result of joining in the execution of any such Tax Returns or other documentation and to pay any such reimbursement to Buyer within fifteen
(15) days after payment by Buyer of any such amounts.

         10. Termination.

            (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

            (i) the Buyer and the Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

            (ii) the Buyer may terminate this Agreement by giving written notice to the Sellers prior to or at the Closing if any condition to the Buyer's obligation to Close is not satisfied or if Buyer is not satisfied with the results of its continuing business, legal, and accounting due diligence regarding Danvid;

            (iii) the Buyer may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing (A) in the event any of the Sellers has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, and the Buyer has notified the Sellers of the breach, or (B) if the Closing shall not have occurred on or before December 15, 1997, by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

            (iv) the Sellers may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing of the failure of any of Sellers conditions to Closing or in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, any of the Sellers has notified the Buyer of the breach.

            (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 10(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach). Buyer will return all Confidential Information and trade secrets to Danvid upon any such termination and will forego attempting to exploit any trade secrets of Danvid thereafter.

         11. Miscellaneous.

            (a) Nature of Certain Obligations. The representations, warranties, and covenants of the Sellers in this Agreement are joint and several obligations. This means that each Seller and Stockholder will be responsible to the extent provided in Section 8 above for the entirety of any Adverse Consequences the Buyer may suffer as a result of any breach thereof.

            (b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Buyer and the Sellers; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure). AAPC may refer to Danvid and DWC and use, in AAPC's reasonable discretion, any and all information provided to AAPC about Danvid and DWC (including financial statements) in AAPC's offering circular for the notes to provide the financing for this (among other) transactions.

            (c) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

            (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

            (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Requisite Sellers; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

            (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which taken together will constitute one and the same instrument. Additionally, signatures transmitted by facsimile shall be effective and delivery deemed made when received by facsimile transmission; facsimile signatures shall be followed by next-day delivery of original counterparts.

            (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

            (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to the Sellers or Stockholders:

         c/o Ms. Paulette Mueller
         Shafer, Ramsey & Mueller
         4514 Cole Avenue, 2nd Floor
         Dallas, TX 75205-4159

         If to the Buyer:

         American Architectural Products Corp.
         755 Boardman-Canfield Road
         Southbridge Executive Park
         Building G West
         Boardman, OH 44512
         Attn: Mr. Frank Amedia

         with a copy to:

         Mr. Jeffrey D. Warren
         Squire, Sanders & Dempsey L.L.P.      and at
         40 North Central Avenue                     6250 Texas Commerce Tower
         Suite 2700                                  600 Travis Street
         Phoenix, AZ 85004                           Houston, Texas  77002

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

            (i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas. Jurisdiction and venue in any action arising hereunder shall be in a court of competent subject matter jurisdiction in Dallas County, Texas, and each of the Parties consents to jurisdiction therein.

            (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Requisite Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

            (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

            (l) Expenses. Each of the Parties will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Sellers agree that Danvid has not borne and will not bear any of the Sellers' costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

            (m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

            (n) Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

            (o) Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter [(subject to the provisions set forth in Section 10(i) above), in addition to any other remedy to which they may be entitled, at law or in equity.

            (p) Stockholders of Sellers Bound. Simultaneously with the execution and delivery of this Agreement, the Stockholders are executing and delivering a separate Agreement in Support of Asset Purchase Agreement (the "Stockholders Agreement") that provides for the Stockholders to be bound to the agreements, representations, warranties and covenants of the Seller as though a party hereto. Under the Stockholders Agreement the Stockholders will be jointly and severally bound with the Sellers for all obligations under this Agreement and all Related Agreements, including the indemnity in Section 8 hereof.

            (q) Good Faith. Each of the parties hereto shall, in good faith, undertake their reasonable best efforts to complete the documentation necessary to be completed prior to the Pre-closing and to be executed and delivered at the Closing. Further, by way of example, Buyer shall undertake to do all acts and things reasonably necessary to obtain the financing that is necessary for Buyer to effect the transactions contemplated by this Agreement and to satisfy the condition to Closing set forth in Section 7(a)(xvii).

                                      *****

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

"BUYER"

DCI/DWC ACQUISITION, CORP. [IN FORMATION]


By: /s/ Frank J. Amedia
    -------------------------------------
Title: President and CEO
       ----------------------------------


"SELLERS"

DANVID COMPANY, INC.


By: /s/ Dan Crawford
    -------------------------------------
Title: President
       ----------------------------------


DANVID WINDOW COMPANY


By: /s/ Dan Crawford
    -------------------------------------
Title: President
       ----------------------------------

      The following schedules to the Asset Purchase Agreement have been omitted from this Exhibit 2.2. The Company agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

      Disclosure Schedule

            Section 4(a)      Directors and Officers of Danvid and DWC
            Section 4(e)      Title to Assets
            Exhibit 4(g)      Financial Statements
            Section 4(i)      Undisclosed Liabilities
            Section 4(k)(iii) Tax Returns
            Section 4(k)(vi)  Basis in Assets
            Section 4(l)(i)   Leased Real Property
            Section 4(m)(iii) Intellectual Property Patents, Registrations,
                              Trademarks and Trade Names
            Section 4(m)(iv)  Third-Party Intellectual Property Licensed to
                              Danvid and DWC
            Section 4(p)      Contracts and other Agreements
            Section 4(s)      Insurance Policies
            Section 4(t)      Litigation
            Section 4(u)      Product Warranty

      Real Property Schedule
      Inventory Schedule
      Equipment Schedule
      Material Contracts Schedule
      Receivable Schedule
      Excluded Assets Schedule
      Intellectual Property Schedule
      Closing Balance Sheet

            Schedule 2(a)     Allocation of Consideration
            Schedule 2(b)(i)  Wire Transfer Instructions
            Schedule 2(b)(iv) Assumed Liabilities
            Schedule 6(g)     Creditors paid at Closing
            Exhibit 7(a)(ix)  Form of Sellers' counsel's opinion